Exhibit 4.5

BROADWING CORPORATION

3.125% CONVERTIBLE SENIOR DEBENTURES DUE 2026

FIRST SUPPLEMENTAL INDENTURE

Dated as of January 3, 2007

The Bank of New York Trust Company, National Association,

as Trustee

FIRST SUPPLEMENTAL INDENTURE

THIS FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of January 3, 2007, by and among Broadwing Corporation, a Delaware corporation (the “Company”), the guarantors party hereto (the “Guarantors”), Level 3 Communications, Inc., a Delaware corporation (“Parent Guarantor”), and The Bank of New York Trust Company, National Association (as successor in interest to J.P. Morgan Trust Company, National Association), as Trustee (the “Trustee”).

WHEREAS, the Company, the Guarantors and the Trustee executed an indenture, dated as of May 16, 2006 (the “Indenture”), relating to the Company’s 3.125% Convertible Senior Debentures due 2026 (the “Debentures”); and

WHEREAS, pursuant to an Agreement and Plan of Merger, dated as of October 16, 2006, as amended by an Amendment, dated as of November 21, 2006 (the “Merger Agreement”), among the Company, Parent Guarantor, Level 3 Services, Inc., a Delaware corporation (which was formerly Level 3 Services, LLC, a Delaware limited liability company) (“Merger Sub”) and Level 3 Colorado, Inc., a Delaware corporation (“Sister Subsidiary”), Merger Sub will, concurrently with the effectiveness of this Supplemental Indenture, merge with and into the Company, with the Company continuing as the surviving corporation (the “Merger”); and

WHEREAS, Section 5.01 of the Indenture permits the Company to merge with another person so long as certain conditions have been met; and

WHEREAS, as a result of the Merger, the Company will be a wholly owned subsidiary of Parent Guarantor and, at the effective time of the Merger, each issued and outstanding share of Common Stock will be converted into: (i) 1.3411 shares of common stock, par value $0.01 per share, of Parent Guarantor (“Parent Guarantor Common Stock”) and (ii) $8.18 in cash (together, the “Merger Consideration”) and, therefore, as a result, pursuant to Section 13.09 of the Indenture, the Debentures will be convertible into the Merger Consideration; and

WHEREAS, the Company, the Guarantors and Parent Guarantor desire to execute and deliver this Supplemental Indenture as required by Sections 5.01 and 13.09 of the Indenture to provide, among other things, for the delivery of the Merger Consideration upon conversion of the Debentures; and

WHEREAS, Parent Guarantor desires to irrevocably and unconditionally guarantee the full and punctual payment of the principal of and interest on the Debentures when due, whether at maturity, upon redemption or acceleration or otherwise, and all other monetary obligations of the Company under the Indenture and the Debentures (such guarantee the “Parent Guarantee”); and

WHEREAS, Section 9.01 of the Indenture permits the Company, with the consent of the Trustee, to amend or supplement the Indenture, without the consent of any Holder, to make any change that would provide any additional rights or benefits to the holders of the Debentures or that does not adversely affect the legal rights of any Holder thereunder; and

WHEREAS, the Company, the Guarantors and Parent Guarantor have requested that the Trustee execute and deliver this Supplemental Indenture, and all things necessary to make this Supplemental Indenture a valid instrument in accordance with its terms and to make the Parent Guarantee provided for herein the valid obligation of the Parent Guarantor have been done, and the execution and delivery of this Supplemental Indenture have been duly authorized in all respects; and

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Company, the Guarantors, Parent Guarantor and the Trustee for the benefit of each other and for the equal and ratable benefit of the Holders of the Debentures agree as follows:

Article I.

CONVERSION OF DEBENTURES

Section 1.1. Conversion of Debentures into Merger Consideration; Issuance of Parent Guarantor Common Stock.

As of the date hereof:

(a) pursuant to Section 13.09 of the Indenture, the Holder of a Debenture may convert such Debenture into the Merger Consideration; and

(b) pursuant to Section 13.09 of the Indenture, upon conversion of any Debentures by a Holder, Parent Guarantor will cause to be issued to such Holder shares of Parent Guarantor Common Stock and cash in an amount equal to the number of shares of Parent Guarantor Common Stock and cash that such Holder would have received as Merger Consideration had such Holder converted such Debentures immediately prior to the Merger, in accordance with the terms and conditions of the Indenture and the Debentures. The adjustments provided for in Section 13.05 of the Indenture shall apply as nearly equivalent as may be practical to Parent Guarantor and the Parent Guarantor Common Stock as those that apply immediately prior to the Merger to the Company and the Common Stock, respectively.

Article II.

PARENT GUARANTEE

Section 2.1. Parent Guarantee.

Parent Guarantor irrevocably and unconditionally guarantees to each Holder of Debentures, and to the Trustee and its successors and assigns, the full and punctual payment of the principal of and interest on the Debentures, when and as the same shall become due and payable, whether at maturity or upon redemption or acceleration or otherwise, and all other monetary obligations of the Company under the Indenture and the Debentures, including obligations to the Trustee, in each case according to the terms of the Indenture and the

Debentures. Parent Guarantor agrees that in the case of default by the Company in the payment of any such principal, interest or other obligations, Parent Guarantor shall duly and punctually pay the same. Parent Guarantor hereby agrees that its obligations hereunder shall be absolute and unconditional irrespective of any extension of the time for payment of the Debentures, any modification of the Debentures, any invalidity, irregularity or unenforceability of the Debentures or the Indenture, any failure to enforce the same or any waiver, modification, consent or indulgence granted to the Company with respect thereto by any Holder of Debentures or the Trustee, or any other circumstances which may otherwise constitute a legal or equitable discharge of a surety or guarantor. Parent Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of a merger or bankruptcy of the Company, any right to require a demand or proceeding first against the Company, protest or notice with respect to the Debentures or the indebtedness evidenced thereby and all demands whatsoever, and covenants that this Parent Guarantee will not be discharged as to any Debenture except by payment in full of the principal of, interest and other amounts payable with respect to such Debenture pursuant to such Debenture or the Indenture.

For so long as any Debentures are outstanding, Parent Guarantor will guarantee the delivery of the cash and shares of Parent Guarantor Common Stock issuable upon conversion of the Debentures pursuant to the terms of this Supplemental Indenture and the Debentures.

This Parent Guarantee shall continue to be effective or be reinstated, as the case may be, if at any time payment on any Debenture, in whole or in part, is rescinded or must otherwise be restored to the Company or Parent Guarantor upon the bankruptcy, liquidation or reorganization of the Company or otherwise.

Parent Guarantor shall be subrogated to all rights of the Holders against the Company in respect of any amounts paid by Parent Guarantor pursuant to the provisions of this Parent Guarantee or the Indenture; provided, however, that Parent Guarantor hereby waives any and all rights to which it may be entitled, by operation of law or otherwise, upon making any payment hereunder (i) to be subrogated to the rights of a Holder against the Company with respect to such payment or otherwise to be reimbursed, indemnified or exonerated by the Company in respect thereof or (ii) to receive any payment in the nature of contribution or for any other reason from any other obligor with respect to such payment, in each case, until the principal of and interest on the Debentures shall have been paid in full.

Any term or provision of this Supplemental Indenture to the contrary notwithstanding, the maximum aggregate amount of this Parent Guarantee shall not exceed the maximum amount that can be hereby guaranteed without rendering this Parent Guarantee voidable under applicable law relating to fraudulent conveyances or fraudulent transfers or similar laws affecting the rights of creditors generally.

Section 2.2. Release.

Upon Legal Defeasance in accordance with Article 8 of the Indenture or satisfaction and discharge of the Indenture in accordance with Article 11 thereof, Parent Guarantor will be released and relieved of any obligations under its Parent Guarantee.

So long as Parent Guarantor is not released from its obligations under its Parent Guarantee as provided in this Section 2.2, Parent Guarantor will remain liable for the full amount of principal of and interest and premium and Liquidated Damages, if any, on the Debentures and for the other obligations of any Guarantor under the Indenture as provided in this Article II.

Article III.

NOTICES

Section 3.1. Notices. The second paragraph of Section 12.02 of the Indenture is hereby amended and restated in its entirety as follows:

If to the Company and/or any Guarantor:

Broadwing Corporation

1122 Capital of Texas Highway

South Austin, TX 78746

Facsimile No.: (512) 328-7902

With a copy to Parent Guarantor, as provided below.

If to Parent Guarantor:

Level 3 Communications, Inc.

1025 Eldorado Blvd.

Broomfield, CO 80021

Attn: General Counsel

With a copy to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

Attn: David K. Boston

Fax: (212) 728-9625

If to the Trustee:

The Bank of New York Trust Company, National Association

601 Travis Street, 18th Floor

Houston, Texas 77002

Facsimile No.: (713) 483-6653

Attention: Marcella Burgess

Article IV.

MISCELLANEOUS

Section 4.1. Counterparts. This Supplemental Indenture may be executed in counterparts, each of which when so executed shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

Section 4.2. Severability. In the event that any provision in this Supplemental Indenture shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 4.3. Headings. The article and section headings herein are for convenience only and shall not affect the construction hereof.

Section 4.4. Successors and Assigns. Any covenants and agreements in this Supplemental Indenture by the Company, the Guarantors, Parent Guarantor and the Trustee shall bind their successors and assigns, whether so expressed or not.

Section 4.5. GOVERNING LAW.

THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

Section 4.6. Effect of Supplemental Indenture. Except as amended by this Supplemental Indenture, the terms and provisions of the Indenture shall remain in full force and effect.

Section 4.7. Trustee. The Trustee accepts the modifications to the Indenture effected by this Supplemental Indenture, but only upon the terms and conditions set forth in the Indenture. Without limiting the generality of the foregoing, the Trustee assumes no responsibility for the correctness of the recitals herein contained, which shall be taken as the statements of the Company, and the Trustee shall not be responsible or accountable in any way whatsoever for or with respect to the validity or execution or sufficiency of this Supplemental Indenture, and the Trustee makes no representation with respect thereto.

Section 4.8. Definitions. Capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Indenture.

Section 4.9. Effectiveness. The provisions of this Supplemental Indenture shall be effective upon the effectiveness of the Merger pursuant to the Merger Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be executed by their duly authorized representative as of the date hereof.

BROADWING CORPORATION

By:	/s/ Kim Larsen
	Name:	Kim Larsen
	Title:	President

DORSAL NETWORKS, LLC

UNITED CABLE HOLDINGS, LLC

CORVIS OPERATIONS, INC.

CORVIS EQUIPMENT, LLC

CORVIS GOVERNMENT

SOLUTIONS, INC.

C III COMMUNICATIONS, LLC

BROADWING COMMUNICATIONS, LLC

BROADWING COMMUNICATIONS

REAL ESTATE SERVICES, LLC

BROADWING COMMUNICATIONS

CANADA, LLC

BROADWING COMMUNICATIONS

HOLDINGS, INC.

BROADWING COMMUNICATIONS

CORPORATION

BROADWING FINANCIAL

SERVICES, INC.

By:	/s/ Kim Larsen
	Name:	Kim Larsen
	Title:	President

LEVEL 3 COMMUNICATIONS, INC.

By:	/s/ Thomas C. Stortz
	Name:	Thomas C. Stortz
	Title:	Executive Vice President

THE BANK OF NEW YORK TRUST COMPANY, NATIONAL ASSOCIATION, as trustee

By:	/s/ Alma Marcella Burgess
Name: Alma Marcella Burgess
Title: Assistant Treasurer